Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
SALE OF BOIS d'ARC ENERGY, INC. TO
STONE ENERGY CORPORATION

FRISCO, TEXAS, August 28, 2008 -- Comstock Resources, Inc. ("Comstock") (NYSE: CRK) announced that its 49% interest in its subsidiary Bois d'Arc Energy, Inc. ("Bois d'Arc") (NYSE: BDE) was acquired by Stone Energy Corporation ("Stone") (NYSE: SGY) pursuant to the previously announced merger between Stone and Bois d'Arc.  Comstock received $440 million in cash and 5,317,069 shares of common stock of Stone pursuant to the terms of the merger.  Comstock used the cash proceeds to repay amounts outstanding under its bank credit facility.

"We are very excited about this combination and are enthusiastic about our 13% post merger ownership interest in Stone Energy," stated M. Jay Allison, Chief Executive Officer of Comstock.  "After the merger Stone is one of the largest Gulf of Mexico focused operating companies.  The completion of this transaction will allow Comstock to focus entirely on growing its onshore operations and will provide capital to develop our leasehold position in the emerging Haynesville shale gas play in East Texas and North Louisiana."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Louisiana and Texas and in the Gulf of Mexico through its ownership in Bois d'Arc Energy, Inc. (NYSE: BDE).  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.